Exhibit 1(g)

WESTERN ASSET MUNICIPAL PARTNERS FUND INC.

FORM OF ARTICLES SUPPLEMENTARY

Western Asset Municipal Partners Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V, Section 5, of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation has reclassified 900 shares of capital stock, $.001 par value per share, of the Corporation into Auction Rate Preferred Stock, Series M, of the Corporation.

SECOND: The reclassification increases the number of shares classified as Auction Rate Preferred Stock, Series M, from 800 shares immediately prior to the reclassification to 1,700 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 99,999,200 shares immediately prior to the reclassification to 99,998,300 shares immediately after the reclassification.

THIRD: The terms of the Auction Rate Preferred Stock, Series M (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption), are as provided in the Charter and remain unchanged by these Articles Supplementary.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this [            ] day of [            ], 2007.

WESTERN ASSET MUNICIPAL PARTNERS FUND INC.

By:
R. Jay Gerken Chairman, President and Chief Executive Officer

Attest: [ ], 2007

Robert I. Frenkel
Secretary and Chief Legal Officer